                                                                    EXHIBIT 12.1

                        TOTAL RENAL CARE HOLDINGS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense and amortization of financing costs, and the estimated interest component of rental expense on operating leases. In 1995, we changed our fiscal year end to December 31 from May 31.

                                          Seven months
                           Years ended        ended
                             May 31,      December 31,       Years ended December 31,
                         --------------- --------------- ---------------------------------
                          1994    1995    1994    1995    1995    1996     1997     1998
                         ------- ------- ------- ------- ------- ------- -------- --------
                                       (in thousands, except for ratio data)
Income before income
 taxes, minority
 interest, extraordinary
 items and cumulative
 effect of a charge in
 accounting principle .. $18,753 $24,323 $14,174 $26,436 $39,685 $60,945  $99,741  $64,085
Minority interest.......   1,046   1,593     878   1,784   2,544   3,578    4,502    7,163
                         ------- ------- ------- ------- ------- ------- -------- --------
                          17,707  22,730  13,296  24,652  37,141  57,367   95,239   56,922
                         ------- ------- ------- ------- ------- ------- -------- --------
Fixed Charges:
Interest expense and
 amortization of debt
 issuance costs and
 discounts on all
 indebtedness...........   1,575   9,087   4,676   8,007  13,375  14,075   30,289   83,710
Interest portion of
 rental expense.........   1,926   2,475   1,438   1,950   3,347   5,301    8,196   12,992
                         ------- ------- ------- ------- ------- ------- -------- --------
Total fixed charges.....   3,501  11,562   6,114   9,957  16,722  19,376   38,485  152,624
                         ------- ------- ------- ------- ------- ------- -------- --------
Earnings before income
 taxes, extraordinary
 items, cumulative
 effect of a change in
 accounting principle
 and fixed charges...... $21,208 $34,292 $19,410 $34,609 $53,863 $76,743 $133,202 $209,546
                         ======= ======= ======= ======= ======= ======= ======== ========
Ratio of earnings to
 fixed charges..........    6.06    2.97    3.17    3.48    3.22    3.96     3.47     1.59
                         ======= ======= ======= ======= ======= ======= ======== ========